Exhibit 4.2

         Form of
         Stock Option Agreement


                   1. OPTION GRANT. Tupperware Corporation, a Delaware corporation ("Tupperware"), pursuant to the Tupperware Corporation 1996 Incentive Plan (the "Plan"), a copy of which is attached, hereby grants to the Optionee as of the Date of Grant an option to purchase from Tupperware a number of shares of the common stock of Tupperware, $0.01 par value ("Common Stock"), at the Option Price, all as specifically indicated above. The option is exercisable in accordance with the terms and conditions of this Agreement and the Plan. The Optionee shall execute and return this Agreement to Tupperware. If Tupperware determines that any agreement from the Optionee is appropriate in order to comply with any listing, registration or other legal requirement, the Optionee shall execute and deliver such agreement to Tupperware. All determinations and interpretations made by Tupperware in connection with any question arising under this Agreement or the Plan are binding and conclusive upon the Optionee or his or her legal representative.

                   2. EXERCISE PERIOD. This option becomes exercisable as set forth above. Any portion of the option which becomes exercisable continues to be exercisable, until exercised, during the Option Term, except as stated below. The Option Term means the period which begins on the date the Exercise Rights Begin and ends on the date the Option Term Expires, except as may be set forth in the Plan in the event of termination of employment, death or a Change of Control.

                   3. EXERCISE PROCEDURE. To exercise the option, the Optionee shall deliver a written notice to Tupperware specifying the number of shares to be purchased, and include payment in full, or arrangements satisfactory to Tupperware for payment in full, of the Option Price for such shares. Tupperware shall make available to the Optionee a form that may be used for this purpose. At least five shares must be purchased at any one time unless fewer than five shares remain subject to this option. The date of exercise shall be the date on which such notice and payment, or arrangements satisfactory to Tupperware for payment, are received by Tupperware.

                   4.  PAYMENT OF THE OPTION PRICE.  As provided under
         Article 6, Section 6.4 of the Plan, payment of the Option Price for the number of shares to be purchased shall be made (i) in cash (including a check, bank draft, money order or wire transfer), (ii) by delivery or certification to Tupperware of







         shares of Common Stock having a fair market value at least equal to the Option Price for such shares, or (iii) by any combination of cash and Common Stock.

                   5. DELIVERY OF CERTIFICATE(S). Upon any exercise of this option and subject to the payment of tax obligations under
         Section 6 of this Agreement, Tupperware shall deliver the shares purchased in certificate form or, if Tupperware so permits, in book entry form. The certificate(s) shall be registered in the name of the Optionee, the Optionee's transferee, or if the Optionee so requests in writing at the time of exercise, jointly in the name of the Optionee and another person with rights of survivorship. If the Optionee dies, the certificate(s) shall be registered in the name of the person entitled to exercise this option in accordance with the Plan.

                   6. WITHHOLDING TAX. Upon any exercise of this option, the Optionee or other person entitled to receive shares of Common Stock pursuant to such exercise will be obligated to pay to Tupperware the amount of any taxes which Tupperware determines the Optionee's employer is required to withhold with respect to such shares. The Optionee may pay this amount in any of the forms permitted under Section 4 above. Tupperware reserves the right to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld.

                   7. NOTICES. All notices hereunder to Tupperware shall be delivered or mailed to the Corporate Secretary of Tupperware at its headquarters office. All notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee's address indicated below, unless the Optionee notifies Tupperware in writing of a change of address.

                   8. ASSUMPTION OF RISK. It is expressly understood and agreed that the Optionee assumes all risks incident to any change hereafter in applicable laws or regulations, or incident to any change in the market value of the Common Stock after the exercise of this option in whole or in part.







                   THE PARTIES CONFIRM THIS AGREEMENT EFFECTIVE AS OF THE DATE OF GRANT AND HAVE EXECUTED IT ON 199_.


         TUPPERWARE CORPORATION        OPTIONEE

         [Signature]                   _____________________________
                                                    Signature
                                       _____________________________
         Thomas M. Roehlk                        Street Address
         Senior Vice President,        _____________________________
         General Counsel and                  City  State Zip Code
         Secretary                     _____________________________
                                                    Country